UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

Current Report to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November __, 2000

MARINE TRANSPORT CORPORATION
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER
000-11573

DELAWARE (State or other jurisdiction incorporation or organization)	13-2625280 (I.R.S. Employer Identification No.)

1200 HARBOR BOULEVARD, C-901,
WEEHAWKEN, NJ 07082-0901
(Address of principal executive offices)

Registrant's telephone number, including area code 201-330-0200

ITEM 5.     OTHER EVENTS

           On November 15, 2000 the Registrant issued the following press release:

Contact:	Mark Filanowski Marine Transport Corporation 201-330-0200 EXT. 203 William W. Galvin III The Galvin Partnership 203-618-9800

For Immediate Release

Marine Transport Corporation
Engages ING Barings To Explore Strategic Alternatives

Weehawken, NJ, November 15, 2000 -- Marine Transport Corporation (“MTC”), (Nasdaq: MTLX) today announced that the Board of Directors had engaged ING Barings LLC to explore strategic alternatives and opportunities that may be available to the Company to maximize shareholder value.

Commenting on the announcement, Richard du Moulin, Chairman and Chief Executive Officer, said, “As previously announced, our performance for the third quarter of 2000 reflects strong demand for our basic services. This environment is the right time to consider long term opportunities which are in the best interests of our shareholders.”

Mr. du Moulin cautioned, “Over the past several months the company has explored various strategic combinations and opportunities, but at this point we are not committed to any particular path. Ultimately, the Board of Directors may decide that the goal of enhancing shareholder value would be better served by continued organic growth of the Company.”

Marine Transport Corporation is a U.S.-based supplier of marine transportation services. MTC’s ocean fleet numbers 50 ships and six work boats, making it one of the largest U.S.- based fleets of ocean going vessels. MTC’s core business is industrial shipping based on long-term alliances, some as long as 50 years, with leading chemical and energy customers. MTC’s Houston-based operation, MTL Petrolink, provides crude oil lightering services in the Gulf of Mexico. MTC, as an operator with International Safety Management (ISM) certification and in pursuit of ISO 14000 certification, is able to provide services to support U.S. and international shipping expansion for quality-conscious commercial and U.S. government customers.

This news release contains certain forward-looking statements. These statements are based on management's current expectations and observations, and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Additional information concerning these statements and other matters is contained in the Company's periodic filings with the Securities and Exchange Commission.

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2000	Marine Transport Corporation (Registrant) By: /s/ Richard T. du Moulin Richard T. du Moulin President and Chief Executive Officer